Exhibit 23.4

TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm and to our report on the estimated proved oil and natural gas reserve quantities of Chaparral Energy, Inc. and its consolidated subsidiaries presented as of December 31, 2011, 2010, and 2009 included in Chaparral Energy, Inc.’s Registration Statement on Form S-4, including any amendments thereto, as well as in the notes to the financial statements included therein (collectively, the “Form S-4”), to be filed with the Securities and Exchange Commission.

We further consent to the use of our name as it appears under the caption “Experts” in Chaparral Energy, Inc.’s Registration Statement on Form S-4.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

September 24, 2012